Exhibit 99.1

Spartan Motors Announces Addition of Paul Mascarenas to its Board of Directors

Bringing Global Expertise in Advanced Technologies and Product Innovation

CHARLOTTE, Mich., June 4, 2018 – Spartan Motors, Inc. (NASDAQ:SPAR) ("Spartan" or the "Company"), a global leader in specialty chassis and vehicle design, manufacturing and assembly, today announced that Paul A. Mascarenas has been appointed to the Company’s Board of Directors effective June 1, 2018. He was also appointed to the Board’s Compensation Committee.

The addition of Mr. Mascarenas to the Board of Directors brings exceptional global experience in research and development, engineering, and product innovation gained throughout his 32-year career with Ford Motor Company. Most recently, Mr. Mascarenas served as Chief Technical Officer, where he led the company’s research and advanced engineering activities, including development of Ford’s “Blueprint for Mobility,” V2X (vehicle-to-infrastructure) communications, and autonomous driving technologies. Previously, Mr. Mascarenas was the Vice President of Engineering at Ford, where he led a team of 6,000 engineers in Ford’s Global Product Development organization.

James Sharman, Chairman of the Board, commented on Mr. Mascarenas’ appointment, “We are pleased to welcome Paul to Spartan’s Board of Directors. His extensive global experience and leadership in advanced automotive technologies will be a valuable resource for the Board and management as we work to advance Spartan’s strategic efforts in alternative drive technologies. We look forward to his contribution to our Board through his world-class base of experience.”

Mr. Mascarenas currently serves on the boards of United States Steel Corporation, a leading producer of steel and steel products in North America and Europe, and ON Semiconductor Corporation, a leading manufacturer of semiconductor components. Mr. Mascarenas holds a Bachelor of Science Degree in Mechanical Engineering from the University of London, King’s College, and an honorary doctorate degree from Chongqing University in China. In January 2015, Mr. Mascarenas was awarded an OBE by Her Majesty Queen Elizabeth II, for his services to the automotive industry.

"I look forward to joining Spartan Motors' Board of Directors. I believe my background and experience, will further the efforts of the Company to expand into alternative drive technologies and enhance the product offering in the last mile delivery market. I am pleased to share my engineering and technical expertise with the Board and management team to progress Spartan’s strategic growth vision," Mr. Mascarenas commented.

Spartan Motors, Inc.

About Spartan Motors

Spartan Motors, Inc. is a leading designer, engineer, manufacturer, and marketer of a broad range of specialty vehicles, specialty chassis, vehicle bodies, and parts for the fleet and delivery, recreational vehicle (RV), emergency response, defense forces, and contract assembly (light/medium duty truck) markets. The Company's brand names — Spartan Motors, Spartan Specialty Vehicles, Spartan Emergency Response, Spartan Parts and Accessories, Smeal, and its family of brands, including Ladder Tower™ and UST®; and Utilimaster®, a Spartan Motors Company — are known for quality, durability, performance, customer service, and first-to-market innovation. The Company employs approximately 2,300 associates, and operates facilities in Michigan, Indiana, Pennsylvania, Missouri, Wisconsin, Nebraska, South Dakota; Saltillo, Mexico; and Lima, Peru. Spartan reported sales of $707 million in 2017. Visit Spartan Motors at www.spartanmotors.com.

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CONTACT:

Media:	Investors:
Samara Hamilton	Juris Pagrabs
Corporate Director of Marketing	Group Treasurer & Director of Investor Relations
Spartan Motors, Inc.	Spartan Motors, Inc.
(517) 997-3860	(517) 997-3862

 Spartan Motors, Inc.